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Exhibit 4.11

Translation of the notarised version 11 March 2003

Today appeared the following persons before me the undersigned Notary

1.	Dr. Björn-Axel Dißars, lawyer (* 14 March 1967), with his offices at Warburgstrasse 50, 20354 Hamburg acting not on behalf of himself but pursuant to the power of attorney granted him, a certified copy of which is attached to this Agreement, on behalf of Spirent GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Elmshorn under registration number HRB 1948 and with headquarters at Grosser Moorweg 45, 25436 Tornesch, Germany
(the "Seller");
2.	a)	Mr Wolfgang Hohorst (* 24 March 1935), Schilfgrund 13, 32429 Minden
	b)	Mr. Sven-Michael Hohorst (* 5 March 1963), Artilleriestrasse 5a, 32427 Minden
acting not on behalf of themselves but on behalf of
a)
Hohorst Familien Holding (Minden) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2913 and with its headquarters at Hansastrasse 27, 32423 Minden
(the "Purchaser 1");
b)
Hohorst Familien Holding (Schweiz) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2914 and with its headquarters at Hansastrasse 27, 32423 Minden
(the "Purchaser 2"),
(Purchaser 1 and Purchaser 2 jointly the "Purchasers").

The person appearing as per 1 above identified himself by presenting his valid identification papers The persons appearing as per 2 a) and b) above are personally known to the Notary.

As far as this Contract contains English language provisions, the Notary convinced himself that the person appearing are able to sufficiently understand English. The Notary stated that he is able to sufficiently read and understand English.

The Notary asked the persons appearing whether, unless instructed by all parties jointly, he, besides his official duty as a notary, or any other person being a member of his professional partnership was already involved in the matter being the subject of this recording. The Parties declared that this was not the case.

The Parties asked for recording of the following

SHARE SALE AND PURCHASE AGREEMENT

They stated:

PREAMBLE

A.
WAGO Kontakttechnik GmbH ("WAGO GmbH" or the "Company") is a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under registration number HRB 41 and with its headquarters at Hansastrasse 27, 32423 Minden, Germany.

B.
The Seller owns one share of € 5,100,000 in WAGO GmbH (the "Existing Share").

C.
The Existing Share is to be split into two shares of, respectively, € 3,100,000 ("Share 1") and € 2,000,000 ("Share 2") (Share 1 and Share 2 together the "Shares").

D.
The Seller wishes to sell and the Purchasers wish to buy the Shares on the terms and subject to the conditions set out in this Agreement.

THEREFORE, the Seller and the Purchasers (collectively the "Parties") agree as follows:

1.
SALE AND PURCHASE

1.1
Pursuant to the terms and conditions set forth in this Agreement, the Seller and the Purchasers agree as follows:

(a)
The Existing Share will be split into the Shares.

(b)
The Seller agrees to sell and Purchaser 1 agrees to buy Share 1.

(c)
The Seller agrees to sell and Purchaser 2 agrees to buy Share 2.

(d)
The Shares are sold and purchased free and clear of all encumbrances, together with the right to receive all undistributed dividends in respect of previous business years and the current business year.

1.2
WAGO GmbH has approved the split of the Existing Share and the sale and transfer of the Shares in compliance with § 17 GmbHG as per Exhibit 1.2 to this Agreement.

2.
TRANSFER OF SHARES

The Seller hereby transfers Share 1 to Purchaser 1 and Purchaser 1 accepts such transfer.

The Seller hereby transfers Share 2 to Purchaser 2 and Purchaser 2 accepts such transfer.

The transfer of the Shares to the Purchasers is subject to the following conditions precedent (the "Conditions Precedent") having been satisfied.

2.1
The Conditions Precedent are that

(a)
The Payment (as defined below) has been made in accordance with Section 3 of this Agreement.

(b)
The sale and transfer of the Shares has been approved by the majority of the shareholders of Spirent plc ("Spirent") in accordance with all legal and regulatory requirements, and a copy of the respective shareholders' resolution, certified as a true copy by Spirent's company secretary, has been received by the notary public recording this Agreement (the "Notary").

(c)
Letters whereby Mr. Nicholas Brookes resigns as a managing director of the Company, as a managing director of WAGO Verwaltungsgesellschaft mbH, as a managing director in the Dutch sales office of the Company, and as a member of the administrative board of WAGO Contact SA (jointly the "Resignation Letters") have been received by the Notary.

(d)
Spirent has issued its guarantee payable on first demand (Bürgschaft auf erstes Anfordern) for all claims for payment that the Purchasers may have against the Seller under this Agreement, substantially in the form of the draft set out in Exhibit 2.1 (d), and the original of such guarantee has been received by the Notary.

  (e)
  Spirent B.V. on the one hand and the Purchasers on the other hand have signed an agreement regarding the purchase of shares held by Spirent B.V. in WAGO Contact SA (the "WAGO Contact Agreement"), the conditions precedent of the WAGO Contact Agreement have been fulfilled except for Section 4.1.1, 4.1.2 and 4.1.7 of the WAGO Contact Agreement. The WAGO Contact Agreement is attached as Exhibit 2.1 (e)to this Agreement.

  (f)
  The Seller on the one hand and Gesellschaft bürgerlichen Rechts Wolfgang und Sven-Michael Hohorst on the other hand have signed an agreement regarding the purchase of shares held by the Seller in the Purchasers (the "Holding Agreement") before the Notary and the conditions precedent of the Holding Agreement have been fulfilled, except for Section 2.1 (a)–(b) of the Holding Agreement. The Holding Agreement is attached as Exhibit 2.1 (f) to this Agreement.

  (g)
  The Seller on the one hand and Sven-Michael Hohorst on the other hand have signed an agreement regarding the purchase of shares held by the Seller in WAGO-Verwaltungs GmbH (the "WAGO Verwaltungs Agreement") before the Notary and the conditions precedent of the WAGO Verwaltungs Agreement have been fulfilled, except for Section 2.1 (a)–(b) of the WAGO Verwaltungs Agreement. The WAGO Verwaltungs Agreement is attached as Exhibit 2.1 (g) to this Agreement.

  (h)
  A German law firm has given a legal opinion in the form of the draft set out in Exhibit 2.1 (h) stating that (i) the Seller has the corporate power and authority to enter into this Agreement and (ii) this Agreement, insofar as it contains obligations of the Seller, constitutes a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, and a copy of such legal opinion has been received by the Notary.

  (i)
  Spirent has issued a certificate in the form of the draft set out in Exhibit 2.1 (i) confirming that (i) it has received the approval from its banks and from the majority of Spirent's shareholders regarding the sale and transfer of the Shares and (ii) besides such approvals as per Section 2.1 (i) (i) above no further requirements have to be fulfilled by Spirent in connection with the sale and transfer of the Shares, and a copy of such confirmation has been received by the Notary.

2.2
Instructions to the Notary

(a)
The Parties hereby instruct the Notary promptly (unverzüglich) to confirm to the Parties that the Conditions Precedent as per Section 2.1 (b)–(i) have been fulfilled. Such confirmation shall be binding upon them.

(b)
The Parties hereby instruct the Notary to deliver to Purchaser 1 upon fulfilment of all Conditions Precedents the copy of the shareholders' resolution as per Section 2.1 (b), the Resignation Letters as per Section 2.1 (c), the original guarantee of Spirent as per Section 2.1 (d), the legal opinion as per Section 2.1 (h) and the certificate as per Section 2.1 (i).

2.3
Obligations of the Parties

  The Seller and the Purchasers undertake to use all reasonable endeavours to ensure that the Conditions Precedent will be satisfied at the earliest possible date.

2.4
Cut-Off Date

  If the Conditions Precedent shall not have been fulfilled by 15 May 2003 the Seller on the one hand and the Purchasers acting jointly on the other hand shall have the right to cancel this Agreement with immediate effect by giving notice to the respective other Party or Parties by registered mail, notifying the Notary of such cancellation in writing, and without any claim for indemnification except as based on a failure to comply with the obligation set out in Section 2.3. The Party or Parties—the Purchasers being joint and several debtors—who failed to comply with the obligation set out in Section 2.3 shall indemnify the respective other Party or Parties for any losses suffered by it or them, as the case may be, as a result of such failure. The Notary shall promptly upon notification of such cancellation to him return the documents, which he has received from the Parties as per Section 2.1 (b)–(d), (h) and (i), to the Party from which he has received the respective document. In case of such cancellation Purchaser 1 shall promptly re-transfer the share in WAGO Contact S.A., France, which Mr. Eric Hutchinson has transferred to Purchaser 1 on 11 March 2003, to Mr. Eric Hutchinson.

2.5
Waiver of Pre-emption Right

(a)
The Seller and Purchaser 1, being the sole shareholders of the Company, agree that if this Agreement was cancelled pursuant to Section 2.4 the Seller shall only be free to sell the Shares to a third party if the right so to cancel arose because of a failure of a Purchaser to comply with the obligation under Section 2.3.

(b)
Purchaser 1 hereby waives its pre-emption right with respect to the Shares and consents to the sale and transfer thereof only for the purpose of the transaction described in the Preamble to this Agreement and such sales of the Existing Share or the Shares as may become admissible according to Section 2.5 (a).

3.
PRICE AND TERMS

3.1
Purchase Price

  The purchase price for the Shares is

  € 82,988,410

  (in words: eighty two million nine hundred eighty eight thousand four hundred and ten Euros)

  (the "Purchase Price")

3.2
Payment

  Payment of the Purchase Price (the "Payment") shall be effected by the Purchasers as joint and several debtors four (4) working days after receipt by either of them of the confirmation by the Notary as per Section 2.2 (a) (the "Closing Date") by giro transfer to the following bank account

Account no.:	37859466
Type of Account:	Euro Account
Bank (the "Bank"):	HSBC International Division—London
Sort Code (BLZ):	40-05-15
Swift Code:	MID LGB 11
Beneficiary:	Spirent plc.

  The Seller shall instruct the Bank to promptly notify the Purchasers and the Notary of the irrevocable receipt of the Payment. Upon receipt of such notification the Notary shall promptly confirm to the Parties, with binding effect upon them, that and on what day all Conditions Precedent were fulfilled and the Shares were transferred.

4.
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1
The Representations and Warranties of the Seller

  The following representations and warranties (the "Representations and Warranties") are given by the Seller to the Purchasers as of the date hereof:

  (a)
  The statement contained in Section B. of the preamble to this Agreement is correct.

  (b)
  The Existing Share has been validly issued, is free of all encumbrances, is fully paid and has never been pledged to any third party and will not be pledged until the Closing Date.

  (c)
  The Seller is not unable to pay its debts and is not over-indebted.

  (d)
  There are no restrictions on the ability of the Seller to sell and transfer the Shares other than contained in the Articles of Association of the Company and subject to the consent of Spirent's shareholders as referred to in Section 2.1 (b). Save the consent of Spirent's shareholders as per sentence 1, the Seller has obtained all approvals and authorizations, including all corporate actions, which are required by it for the delivery and execution of this Agreement.

4.2
Exclusive Nature

  Except as expressly stated in Section 4.1 the Seller does not make any representations and does not give any warranties in respect of the Shares, the Company or the Company's respective business or assets, and the Purchasers expressly acknowledge that they are not relying on any such other representations and warranties and, their legal representative Mr. Wolfgang Hohorst having been the chief executive of and a major shareholder in the Company, they are intimately familiar with the Company, its respective business and assets and condition (financial or other) and they therefore do not require any such other representations and warranties.

4.3
Warranty and Covenant of the Purchasers

(a)
Purchaser 1 warrants that it is the only co-shareholder of the Seller in WAGO GmbH.

(b)
The Purchasers, being joint and several debtors, undertake that Spirent, the Seller and any of their respective affiliates (the "Indemnified Parties") shall be fully and unconditionally released from any liabilities, guarantees or undertaking given by them in respect of the Company and/or its affiliates and/or any former or existing shareholder of the Company other than the Seller (the "Potential Liabilities"). The Purchasers will provide the Seller with such releases at the earliest possible date. If a claim should be raised against any of the Indemnified Parties in respect of any Potential Liabilities the Purchasers, being joint and several debtors, shall indemnify such Indemnified Party against, and hold it harmless from, any such claim. The foregoing shall not apply to the guarantee as per Section 2.1 (d).

(c)
The Purchasers warrant that they have the right, power and authority to enter into and perform their respective obligations under this Agreement. The Purchasers have obtained all approvals and authorizations, including all corporate actions, which are required by them for the delivery and execution of this Agreement.

5.
CONSEQUENCES OF BREACH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1
Compensation for Lack of Value

  Should any of the Representations and Warranties in Section 4.1 turn out to be incorrect the Seller having given such incorrect Representation and Warranty shall compensate the Purchasers, pro rata to their respective shareholding in the Company, for the difference, if any, between the actual value of the Shares and the value of the Shares as it would have been if the respective Representation and Warranty had not been incorrect. The Purchasers' aggregate claims for breach of any Warranty or Representation or any other obligation or provision contained in this Agreement shall be limited to an aggregate amount equal to the Purchase Price.

5.2
Other Remedies

  Any other rights, remedies and claims of the Purchasers of any kind in connection with this Agreement, including any rights and claims relating to curing performance (Nacherfüllung), rescission (Rücktritt), refusal to perform contractual obligations (Verweigerung der Erfüllung von Vertragspflichten), specific performance for delivery of a defect-free purchase object (Lieferung einer sach- und rechtsmangelfreien Sache), reduction of the purchase price (Minderung), damages (Schadensersatz), compensation for useless expenses (Ersatz vergeblicher Aufwendungen), breach of pre-contractual duties (culpa in contrahendo), voidance (Anfechtung), rescission or adjustment of this Agreement on the grounds of lapse of fundamental business assumptions (Störung der Geschäftsgrundlage) are expressly excluded. This and the limitation as per Section 5.1 last sentence shall not apply to claims based on actions by the Seller taken with malicious intent (vorsätzlich).

5.3
Period for Asserting Remedies

  The rights set out in Section 5.1 and any remedies available to the Purchasers may be asserted by the Purchasers during a period of thirty (30) years from the date hereof ("Asserting Period"). A right or remedy shall be validly asserted if written notice thereof has been given by the respective Purchaser to the Seller (i) within fifteen (15) business days of the respective Purchaser having obtained knowledge of a misrepresentation or breach of a Warranty or Representation and (ii) before expiry of the Asserting Period. Rights and remedies so asserted shall become time-barred three (3) months after notice was given as aforesaid unless the respective Purchaser has instituted arbitration proceedings or agreement in respect thereof has been achieved among the Seller and the respective Purchaser during such three months.

6.
TERMINATION OF THE INTERCOMPANY AGREEMENTS

6.1
The Parties will use all reasonable efforts to ensure that the lease of a property at Unit 9 Triton Park Rugby, England made between Spirent (formerly known as Bowthorpe Holdings plc) and A&J Mucklow (Investment) Limited ("UK Property") is assigned to WAGO UK Limited ("WAGO UK") at the earliest possible date. Until the UK Property has been so transferred the Purchasers, being joint and several debtors, shall indemnify the Seller, Spirent and their affiliates against, and hold it harmless from, any liability and costs in connection with the UK Property.

6.2
The Seller shall procure that Spirent shall comply with the conditions of the applicable legislation and the terms of the pension schedule as per Exhibit 6.2 with respect to the employees of WAGO UK who participate in Spirent's pension scheme.

6.3
The Parties hereby acknowledge that as of the Closing Date the Company will no longer be a beneficiary of the licence of Spirent for the Comshare FD Software.

7.
NON-SOLICITATION

  The Parties hereby agree that for a period of three years following the Closing Date or one year following termination of the trading relationship between WAGO GmbH on the one hand and Spirent and certain of its affiliates as per Exhibit 7 on the other hand—whatever occurs later—they shall not, and shall cause their affiliates not to

  (a)
  solicit, entice, persuade or induce any of the employees to terminate his or her employment with the respective other Party, its affiliates, its parent company or its parent company's affiliates;

  (b)
  solicit the employment of any such individual;

  (c)
  approach any such individual for any of the foregoing purposes; or

  (d)
  assist in taking such actions by any third party;

  in each case without prior written consent of the respective other Party or its affiliate being the employer of such individual; provided, however, that this Section shall not prohibit soliciting the employment of any such individual who has been terminated by the respective other Party, its affiliates, its parent company or its parent company's affiliates; and provided, further, that the placement of advertisements in newspapers or journals of general circulation not directed or targeted at any such individuals shall not constitute solicitation for purposes of this Section.

8.
COSTS

  Each Party shall bear the cost of its own legal and other advisors incurred in connection with the negotiation, execution and completion of this Agreement and the transaction contemplated hereby as well as any personal taxes arising therefrom. All transfer taxes, notary's and court charges in connection with the execution and completion of this Agreement shall be borne by the Purchasers severally and jointly.

9.
GOVERNING LAW, DISPUTES

9.1
German Law

  This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

9.2
Arbitration

  Any disputes arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The appointing authority shall be the President of the Hamburg Court of Appeals (Präsident des Hanseatischen Oberlandesgerichts in Hamburg). The number of arbitrators shall be three. The place of arbitration shall be Hamburg. The languages that may be used in the arbitral proceedings shall be English and German.

10.
MISCELLANEOUS

10.1
Entire Agreement

(a)
This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all negotiations and previous agreements—whether oral or in writing—with respect to such subject matter.

(b)
This Agreement is without prejudice to claims which either Party or Parties or its affiliates or parent company may have against the other Party or Parties or its affiliates or parent company—as the case may be—and which are not dealt with in this Agreement. These claims shall be settled in accordance with their normal terms.

10.2
Severability

  If any of the provisions of this Agreement shall be or become invalid, this shall not affect the validity of the remaining provisions. The Parties undertake to replace any invalid provisions by such provisions as shall come as close as possible to their commercial intentions in a legally valid manner. The same shall apply if this Agreement should contain an unintentional gap.

10.3
Confidentiality

  The Parties to this Agreement shall keep this Agreement confidential also after the Closing Date and shall only make public announcements as to its contents upon mutual agreement. This does not apply to any disclosure required under the applicable laws, by governmental regulatory bodies, under banking covenants or stock exchange regulations which a Party to this Agreement is subject to. The contents of such disclosure will be communicated to the respective other Party or Parties prior to the disclosure. Notwithstanding the above, the Parties may disclose such information to their professional advisors, banks or other financiers that is necessary (i) for the execution and completion of the Agreement and the transaction contemplated hereby or (ii) for the purpose of any discussions with their banks or other financiers or (iii) as the Parties' professional advisors, banks or other financiers may advise; each upon the understanding that suitable confidentiality obligations have been put in place prior to any such disclosure taking place.

10.4
Amendment

  No amendment to this Agreement shall be of any effect unless it is in writing and signed for or on behalf of the Parties hereto, subject to any requirement for notarisation. This shall also apply to any amendment of the present Section 10.4.

10.5
Headings

  The headings in this Agreement are inserted for convenience only and shall not affect the interpretation thereof.

10.6
Gender, Number

  Throughout this Agreement, where such meaning would be appropriate, the masculine gender shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural and vice versa.

10.7
No Assignment

  The Parties shall not assign any rights or obligations hereunder to an affiliate or any third party without the prior written consent of the Seller (if the assignment is proposed to be undertaken by any of the Purchasers) or the Purchasers (if the assignment is proposed to be undertaken by Seller); Section 354a German Commercial Code remains unaffected. The foregoing shall not apply to any assignment of rights hereunder by the Purchasers to Dresdner Bank AG, Bielefeld. The Seller hereby explicitly and irrevocably consents to such assignment.

10.8
Notices

  Any notices provided or required under the terms of this Agreement shall be given in writing and shall be effective immediately when provided by facsimile transmission or personal delivery, or five days after being sent by internationally recognised courier, and addressed as follows:

  (a)
  If to the Seller

    Spirent GmbH
    Grosser Moorweg 45
    25436 Tornesch
    Germany
    Attn. Geschäftsleitung
    Fax no.: 0049 – 4101 – 799 720

    With a copy to

    Spirent plc.
    Spirent House, Crawley Business Quarter,
    Fleming Way,
    Crawley,
    West Sussex RH10 2QL,
    United Kingdom
    attn. General Counsel
    Fax no.: 0044 – 1293 – 767 677

  (b)
  If to Purchaser 1:

    Hohorst Familien Holding (Minden) Beteiligungs GmbH,
    Schilfgrund 13,
    32429 Minden,
    Attn.: Mr. Wolfgang Hohorst
    Fax no.: 0571 – 38 56 941

  (c)
  If to Purchaser 2:

    Hohorst Familien Holding (Schweiz) Beteiligungs GmbH,
    Schilfgrund 13,
    32429 Minden,
    Attn.: Mr. Wolfgang Hohorst
    Fax no.: 0571 – 38 56 941

11.
INSTRUCTIONS BY THE NOTARY

11.1
The recording Notary instructed that he cannot advise on the effects of English or Swiss law. The Parties accept this and release the Notary from any liability. The Parties agree that the recording Notary thus only has to control and confirm the receipt of the declarations dealing with the fulfilment of the legal effects pursuant to foreign law.

11.2
The recording Notary further instructed that he cannot advise on the tax consequences of this Agreement and its fulfilment. This is the duty of tax authorities or tax accountants.

The notarisation was interrupted at 9.00 pm, started again on 9.40 pm, was again interrupted at 11.35 pm and started again at 11.50 pm. Thereafter this protocol and its exhibits were read by the Notary to the persons appearing and were accepted and signed by them as follows:

Spirent B.V. By:

Dr. Björn-Axel Dißars
Hohorst Familien Holding (Minden) Beteiligungs GmbH
By:

Wolfgang Hohorst	Sven-Michael Hohorst
Hohorst Familien Holding (Schweiz) Beteiligungs GmbH
By:

Wolfgang Hohorst	Sven-Michael Hohorst

Exhibit 1.2

Approval of WAGO Kontakttechnik GmbH

        WAGO Kontakttechnik GmbH hereby irrevocably approves the split of the share of € 5,100,000 held by Spirent GmbH into two shares of € 3,100,000 and € 2,000,000 and the sale and transfer of the partial share of € 3,100,000 to Hohorst Familien Holding (Minden) Beteiligungs GmbH and of the partial share of € 2,000,000 to Hohorst Familien Holding (Schweiz) Beteiligungs GmbH.

  Wolfgang Hohorst and Sven-Michael Hohorst
  as managing director of WAGO Kontakttechnik GmbH

Exhibit 2.1 (d)

Guarantee payable on first demand

[Letterhead of Spirent plc.]

Guarantee

Spirent GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Elmshorn under registration number HRB 1948 and with headquarters at Grosser Moorweg 45, 25436 Tornesch, Germany (the "Seller");

and

Hohorst Familien Holding (Minden) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2913 and with its headquarters at Hansastrasse 27, 32423 Minden (the "Purchaser 1");

and

Hohorst Familien Holding (Schweiz) Beteiligungs GmbH, a private limited company under the laws of Germany, registered in the commercial register of the local court in Minden under the registration number HRB 2914 and with its headquarters at Hansastrasse 27, 32423 Minden (the "Purchaser 2"),

(Purchaser 1 and Purchaser 2 jointly the "Purchasers").

have entered into an agreement for the sale and transfer of shares in WAGO Kontakttechnik GmbH (the "Agreement")

We, Spirent plc, hereby give a guarantee ("Bürgschaft") to the Purchasers, being joint and several creditors, for all claims for payment that the Purchasers may have against the Seller under the Agreement.

This guarantee is limited to an amount of € 82,988,410.00.

This guarantee is payable on the Purchasers' first written demand specifying the amount and legal cause of the Purchasers' claim against the Seller and stating that the Seller has failed to comply with its payment obligation in respect thereof.

This guarantee shall expire when this document is returned to us by or with the consent of the Purchasers or on 11 March 2033, whichever occurs earlier, unless a demand for payment hereunder, complying with the provisions of the preceding paragraph, has been received by us on or before that date.

This document shall be returned to us immediately upon expiry of our guarantee.

Any rights or obligation arising out of this guarantee may only be transferred to a third party with our prior written consent; Section 354a German Commercial Code remains unaffected. We hereby explicitly and irrevocably agree to a transfer of rights hereunder to Dresdner Bank AG.

This guarantee shall be subject to German law. Any disputes arising out of or in connection with this guarantee shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The appointing authority shall be the President of the Hamburg Court of Appeals (Präsident des Oberlandesgerichts in Hamburg). The number of arbitrators shall be three. The place of arbitration shall be Hamburg. The language that may be used in the arbitral proceedings shall be German or English.

In the event that any provision of this guarantee should be ineffective, this shall not affect the validity of the remainder hereof.

This guarantee is subject to and shall be governed in accordance with German law.

[...], [...]

Spirent plc.
by:

Exhibit 2.1 (e)

WAGO Contact Agreement

Exhibit 2.1 (f)

WAGO Holding Agreement

Exhibit 2.1 (g)

WAGO Verwaltungs Agreement

Exhibit 2.1 (h)

Form of Legal Opinion

Exhibit 2.1 (i)

Confirmation of Spirent

Exhibit 6.2

Pension Schedule

1      Definitions

  "Participation Period End Date" means the date which is six months from this Agreement, or another date agreed by the Seller and the Purchasers.

2      Transitional Period of Participation

  The following will apply between the Closing Date and the Participation Period End Date.

2.1
Subject to Inland Revenue approval, the Seller will use its reasonable endeavours to ensure that WAGO UK continues to participate in Spirent plc. Staff Pension and Life Assurance Plan ("Spirent's Scheme") (but only in respect of employees of WAGO UK who are members of Spirent's Scheme immediately before the Closing Date). The Purchasers will ensure that WAGO UK ceases to participate in Spirent's Scheme on the Participation Period End Date.

2.2
The Purchasers will ensure that everything necessary is done to enable employees of WAGO UK who are members of Spirent's Scheme to be contracted-out by reference to Spirent's Scheme until the Participation Period End Date and to cease to be contracted-out by reference to Spirent's Scheme on the Participation Period End Date.

2.3
The Purchasers will ensure that WAGO UK pays all contributions and expenses in respect of its employees to Spirent's Scheme when due and observes all the provisions of Spirent's Scheme. If WAGO UK does go into liquidation the Purchasers will forthwith pay the Seller the amount of the debt which the participating employers are obliged to pay to Spirent's Scheme.

2.4
If the pay of any employee of WAGO UK is increased before the Participation Period End Date, the Purchasers will write and tell the Seller. If the Seller decides that WAGO UK must pay an additional contribution to cover the extra cost to Spirent's Scheme, the Purchasers will ensure that WAGO UK pays this additional contribution within seven days after the Seller asks for it.

2.5
The Purchasers authorises the Seller to exercise all powers, rights and discretions conferred on the Purchasers under the Pensions Act 1995 by virtue of its participation in Spirent's Scheme. The Purchasers will take any steps required by the Seller to give effect to this authorisation.

Exhibit 7

List of Affiliates

1.
HellermannTyton pty Limited

2.
HellermannTyton Ltda

3.
HellermannTyton AB

4.
HellermannTyton AS

QuickLinks

  Exhibit 4.11
SHARE SALE AND PURCHASE AGREEMENT
Exhibit 1.2
Approval of WAGO Kontakttechnik GmbH
Exhibit 2.1 (d)
Guarantee payable on first demand
Exhibit 2.1 (e)
WAGO Contact Agreement
Exhibit 2.1 (f)
WAGO Holding Agreement
Exhibit 2.1 (g)
WAGO Verwaltungs Agreement
Exhibit 2.1 (h)
Form of Legal Opinion
Exhibit 2.1 (i)
Confirmation of Spirent
Exhibit 6.2
Pension Schedule
Exhibit 7
List of Affiliates